U.S. Department of Justice
United States Attorney's Office
Eastern District of Virginia

U.S. Department of Justice
Tax Division

May 5, 2025

Mark Filip
KIRKLAND & ELLIS LLP
1301 Pennsylvania Avenue, NW
Washington, DC 20004

Eric Stupp
Bär & Karrer AG
Brandschenkestrasse 90
CH-8002
Zurich, Switzerland

Re: Credit Suisse Services AG

Dear Messrs. Filip and Stupp:

The United States Department of Justice, Tax Division, and the United States Attorney's Office for the Eastern District of Virginia (together, the "Offices") and Credit Suisse Services AG (or the "Company"), a Swiss corporation, pursuant to the authority granted by its Board of Directors, enter into this Non-Prosecution Agreement ("NPA"), in connection with Legacy Credit Suisse Singapore U.S. Accounts booked in Singapore.[1] The Offices and Credit Suisse Services AG are concurrently entering into a plea agreement (the "Plea Agreement") in connection with Legacy Credit Suisse U.S. Accounts booked in Switzerland.

---

[1] "Legacy Credit Suisse Singapore U.S. Accounts" is defined as accounts opened at the former Credit Suisse AG Singapore (i.e., the Credit Suisse Singapore booking center) that had a U.S. taxpayer as accountholder or beneficial owner prior to this Agreement. The term also includes identified related accounts involving the same U.S. taxpayer as accountholder or beneficial owner, including at other legacy Credit Suisse booking centers. The term "Legacy Credit Suisse U.S. Accounts," as used in subpart (e) of the paragraph regarding breach, is not limited to the Credit Suisse Singapore booking center.

On the understandings specified below, the Offices will not prosecute Credit Suisse Services AG or its Affiliates[2] (i) relating to any of the conduct described in the Statement of Facts attached hereto as Exhibit A; (ii) for good-faith disclosures to the Offices involving Legacy Credit Suisse Singapore U.S. Accounts made by Credit Suisse Services AG or the Affiliates to the Offices during cooperation provided prior to this NPA; (iii) for good-faith disclosures to the Offices through the end of 2026 of additional Legacy Credit Suisse Singapore U.S. Accounts identified in reviews as part of the process of integrating Credit Suisse AG with UBS, as long as such disclosure was timely upon identification and misconduct was appropriately and timely remediated upon identification; and (iv) for good-faith disclosures to the Offices of additional Legacy Credit Suisse Singapore U.S. Accounts pursuant to the cooperation obligations in this NPA, as long as such disclosure was timely upon identification, misconduct was appropriately and timely remediated, and there are no aggravating factors.

Credit Suisse Services AG admits, accepts, and acknowledges responsibility for the conduct as set forth in the Statement of Facts and agrees that it and its Affiliates will not make any public statement contradicting the Statement of Facts. This NPA does not provide any protection against prosecution for any offenses except as set forth above, and does not apply to any individuals. Credit Suisse Services AG enters into this NPA pursuant to the authority granted by its Board of Directors (a copy of which is attached hereto as Exhibit B). Credit Suisse Services AG further agrees that in the event it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this NPA, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, Credit Suisse Services AG shall include in any contract for sale, merger or transfer, a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the obligations described in this NPA.

In recognition of the conduct described in this NPA, Credit Suisse Services AG agrees to pay the sum of $138,700,000 as a penalty to the Department of Justice. This shall be paid directly to the United States within seven (7) days of the execution of this Agreement pursuant to payment instructions provided by the United States. This penalty is in lieu of restitution, forfeiture, or criminal fine against Credit Suisse Services AG for the conduct described in the Statement of Facts. The Offices will take no further action to collect any penalty from Credit Suisse Services AG with respect to the conduct described in this NPA, unless the Offices determine Credit Suisse Services AG has materially violated the terms of this NPA. Credit Suisse Services AG acknowledges that this payment is a final payment and no portion of the payment will be refunded or returned under any circumstance, including a determination by the Offices that Credit Suisse Services AG has violated any provision of this NPA. Credit Suisse Services AG agrees that it shall not file any petitions for remission, restoration, or any other assertion of ownership or request for return relating to the payment amount or the calculation thereof, or file any other action or motion, or make any request or claim whatsoever, seeking to collaterally attack the payment or calculation of the payment. Credit Suisse Services AG agrees that it shall not assist any others in filing any such

---

[2] "Affiliates" shall mean, collectively, Credit Suisse AG, UBS Group AG, UBS AG, and UBS Business Solutions AG and any of their respective subsidiaries and branches.

claims, petitions, actions, or motions. Credit Suisse Services AG further agrees that no portion of the payment that Credit Suisse Services AG has agreed to pay to the Department under the terms of this NPA will serve as a basis for Credit Suisse Services AG to claim, assert, or apply for, either directly or indirectly, any tax deduction, any tax credit, or any other offset against any U.S. federal, state, or local tax or taxable income.

The Offices enter into this NPA based on the individual facts and circumstances presented by this case, including:

(a) the nature and seriousness of the offense conduct, as described in the Statement of Facts;

(b) Credit Suisse Services AG's voluntary self-disclosure of the conduct that forms the basis for this NPA made within six months of UBS's acquisition of Credit Suisse AG, in the context of post-acquisition integration efforts, consistent with the E.D. Va. Voluntary Self-Disclosure policy and the Corporate Voluntary Self-Disclosure Policy of the Tax Division, and U.S.S.G. § 8C2.5(g)(1);[3]

(c) The Affiliates' cooperation with the Offices' investigation of Credit Suisse AG related to the Singapore booking center, including (i) providing to the Offices relevant, non-privileged facts known to it, including information about the individuals involved in the conduct described in the attached Statement of Facts, but not including information as to which Credit Suisse Services AG was precluded by law from providing; (ii) providing account and conduct information and data to facilitate the drafting of treaty requests to Singapore on matters of interest; and (iii) providing extensive cooperation and undertaking extensive remedial steps with respect to the conduct discovered related to the Singapore booking center, including taking affirmative legal steps in Singapore to prevent the dissipation of certain assets; and

(d) Credit Suisse Services AG's concomitant agreement, through a guilty plea memorialized in the Plea Agreement, to resolve concurrently the Offices' investigation into Legacy Credit Suisse U.S. Accounts booked in Switzerland.

Credit Suisse Services AG's obligations under this NPA shall continue for a period of three years from the date this NPA is fully executed (the "Term").

Notwithstanding the Term, Credit Suisse Services AG shall cooperate fully, subject to applicable laws and regulations, with the Department of Justice, the IRS, and any other federal law enforcement agency designated by the Offices, regarding all matters related to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts, until the date on which all civil

[3] UBS was not involved with the offense and acquired Credit Suisse AG at the request of and with the approval of Swiss and other financial regulators, to avert a potential systemic banking crisis.

or criminal examinations, investigations, or proceedings, including all appeals, involving such matters are concluded. Specifically, Credit Suisse Services AG agrees that it will:

(a) truthfully, completely, and promptly disclose all information, and promptly respond to the Offices' inquiries regarding Legacy Credit Suisse Singapore U.S. Accounts. Subject to applicable laws and regulations, Credit Suisse Services AG shall disclose to the Offices that it has discovered new information relating to Legacy Credit Suisse Singapore U.S. Accounts, including information that supplements or is inconsistent with representations and materials previously provided to the Offices, no later than 30 days from discovery. With respect to such accounts, Credit Suisse Services AG shall provide information as described in Part II.D.2.b.vi of the Swiss Bank Program upon request.

(b) retain all records relating to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts for a period of ten years from the termination date of this Agreement;

(c) upon request, assist the Department of Justice or any designated federal law enforcement agency in any investigation, prosecution, or civil proceeding arising out of or related to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding;

(d) upon request, use its best efforts promptly to secure the attendance and truthful statements or testimony or information of any current or former officer, director, employee, agent, or consultant of Credit Suisse Services AG and/or the Affiliates at any meeting or interview or before any grand jury or at any trial or other court proceeding regarding matters arising out of or related to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts;

(e) upon request, provide testimony of a competent witness as needed to enable the Department of Justice and any designated federal law enforcement agency to use the information and evidence obtained in connection with the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts before a grand jury or at any trial or other court proceeding regarding matters arising out of or related to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts;

(f) provide the Department of Justice, upon request, consistent with applicable law and regulations, all information, documents, records, or other tangible evidence not protected by a valid claim of privilege or work product regarding matters arising out of or related to the Offices' Investigation about which the Department of Justice or any designated federal law enforcement agency inquires; however, Credit Suisse Services AG must provide to the Offices, upon request, a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and Credit Suisse Services AG bears the burden of establishing the validity of any such assertion;

(g) upon request, provide fair and accurate certified translations, at Credit Suisse Services AG's expense, of any foreign language documents produced by Credit Suisse Services AG or the Affiliates to the United States either directly or through any government entity;

(h) upon request, provide to any state law enforcement agency such assistance as may reasonably be requested in order to establish the basis for admission into evidence of documents already in the possession of such state law enforcement agency in connection with any state civil or criminal tax proceedings brought by such state law enforcement agency against an individual arising out of or related to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts.

During the Term, Credit Suisse Services AG also agrees, subject to applicable laws and regulations, to:

(a) Upon request, provide transaction information as described in Part II.D.2.b.vi of the Swiss Bank Program for identified Legacy Credit Suisse Singapore U.S. Accounts, closed in the period from January 1, 2010 through the date of the execution of the Agreement, and any other closed accounts at Credit Suisse Singapore related to the Offices' investigation into Legacy Credit Suisse Singapore U.S. Accounts about which the Department of Justice specifically inquires, in the format requested by the Department of Justice;

(b) make reasonable efforts to implement the closure of recalcitrant Legacy Credit Suisse Singapore U.S. Accounts and undertake related procedures, to the extent that it has not already done so, as set forth in Part II.G of the Swiss Bank Program;

(c) provide all necessary information and assist the United States with the drafting of treaty requests to seek account records and other information, and will collect and maintain all records that are potentially responsive to such treaty requests to facilitate prompt responses;

(d) submit quarterly reports to the Offices regarding the status of Legacy Credit Suisse Singapore U.S. Accounts for which the bank does not have indicia of tax compliance and remediation efforts in the CS Singapore booking center, including the monitoring and closing of identified Legacy Credit Suisse Singapore U.S. Accounts, and future plans to change, implement, and/or enforce compliance efforts;

(e) commit no violations of the federal criminal laws of the United States; and

(f) maintain U.S. counsel as the point of contact with the Offices.

With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this NPA, the Offices provide notice that they may, subject to applicable law and regulations, disclose such information or materials to other domestic

governmental authorities for purposes of law enforcement or regulatory action as the Offices, in their sole discretion, shall deem appropriate.

If Credit Suisse Services AG withdraws from this NPA, commits or attempts to commit any additional federal crimes, or intentionally gives or has given materially false, incomplete, or misleading testimony or information; or otherwise violates any provision of this NPA, and is found to have breached this NPA, then:

(a) The United States will be released from its obligations under this agreement.

(b) Credit Suisse Services AG and the Affiliates will be subject to prosecution for any federal criminal violation relating to the conduct described in the Statement of Facts, including, but not limited to, perjury and obstruction of justice, that is not time-barred by the applicable statute of limitations on the date this agreement is signed. Notwithstanding the subsequent expiration of the statute of limitations, in any such prosecution, Credit Suisse Services AG agrees to waive any statute-of-limitations defense.

(c) Any prosecution, including the prosecution that is the subject of this NPA, may be premised upon any information provided, or statements made, by Credit Suisse Services AG or the Affiliates, and all such information, statements, and leads derived therefrom may be used against Credit Suisse Services AG. Credit Suisse Services AG waives any right to claim that statements made before or after the date of this NPA, including the Statement of Facts accompanying this NPA or adopted by Credit Suisse Services AG and any other statements made pursuant to this or any other agreement with the United States, should be excluded or suppressed under Fed. R. Evid. 410, Fed. R. Crim. P. 11(f), the Sentencing Guidelines, or any other provision of the Constitution or federal law.

(d) Credit Suisse Services AG waives any and all objections to service of process and attachment of personal jurisdiction in any action by the United States, and agrees to appear as ordered by a court in any such criminal, civil, or administrative action arising from a breach of this NPA.

(e) Conduct disclosed in good faith by Credit Suisse Services AG and its Affiliates to the Offices during cooperation provided prior to this NPA, or with respect to Legacy Credit Suisse U.S. Accounts (regardless of booking center), shall not be considered a breach of this NPA.

With respect to a potential breach, after meeting and conferring with Credit Suisse Services AG regarding any potential breach, the Offices, in its sole discretion, may determine by a preponderance of the evidence whether Credit Suisse Services AG has breached this NPA. If the Offices determine that Credit Suisse Services AG has breached this NPA by a preponderance of the evidence, the Offices shall provide Credit Suisse Services AG with written notice of such determination prior to instituting any prosecution resulting from such breach. Within 30 days of

receipt of such notice, Credit Suisse Services AG shall have the opportunity to address such breach by providing a response to the Offices to demonstrate that no breach has occurred, to demonstrate that the breach was not a knowing and willful breach, to demonstrate that any breach was not material or did not involve material information, and/or to explain the actions taken to address and remediate the breach. The Offices shall thereafter provide written notice to Credit Suisse Services AG of its final determination regarding whether to declare the NPA breached. Credit Suisse Services AG shall thereafter have 30 days from receipt of the Offices' final determination to submit an appeal in writing to a higher authority within the Department of Justice in order to seek to reverse the Offices' determination that Credit Suisse Services AG has breached the NPA. The Offices will not institute a prosecution based on the alleged breach until the appeal to a higher authority is no longer under consideration and Credit Suisse Services AG has been notified in writing of the outcome of the appeal.

Any such prosecution may be premised on information provided by Credit Suisse Services AG, the Affiliates, or their counsel or personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Offices (regardless of the source) prior to the date on which this NPA was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this NPA may be commenced against Credit Suisse Services AG, notwithstanding the expiration of the statute of limitations.

Credit Suisse Services AG understands and agrees that this NPA between the Offices and Credit Suisse Services AG does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Offices will bring this NPA to the attention of other prosecuting authorities or other agencies, if requested.

It is further understood that Credit Suisse Services AG and the Offices may disclose this NPA and the Statement of Facts to the public.

This NPA supersedes all prior understandings, promises and/or conditions between the Department and Credit Suisse Services AG. No additional promises, agreements, and conditions have been entered into other than those set forth in this NPA and none will be entered into unless in writing and signed by both parties.

FOR THE DEPARTMENT OF JUSTICE:

KAREN E. KELLY
Chief, delegated Acting Deputy Assistant
Attorney General for Criminal Matters
Tax Division
U.S. Department of Justice

Date:

Mark F. Daly
Nanette L. Davis
Senior Litigation Counsel
Marissa R. Brodney
Trial Attorney

ERIK S. SIEBERT
United States Attorney
Eastern District of Virginia
U.S. Department of Justice

Date:

Kimberly M. Shartar
Assistant United States Attorney

SEEN AND AGREED:
FOR CREDIT SUISSE SERVICES AG:

Date: May 5, 2025

By:
Jaclyn Barnao
UBS Head of Americas Litigation
Authorized Signatory for
Credit Suisse Services AG

Date: May 5, 2025

By:
Mark Filip
Nicolas Thompson
Kirkland & Ellis, LLP

Eric Stupp
Joel Fischer
Bär & Karrer AG
Counsel to Credit Suisse Services AG

COMPANY REPRESENTATIVE'S CERTIFICATE: CREDIT SUISSE SERVICES AG

I have read this Agreement and carefully reviewed every part of it with counsel for Credit Suisse Services AG. I understand the terms of this Agreement and voluntarily agree, on behalf of Credit Suisse Services AG to each of its terms. Before signing this Agreement on behalf of Credit Suisse Services AG, I consulted with counsel for Credit Suisse Services AG. Counsel fully advised me of Credit Suisse Services AG's rights, possible defenses, and the consequences of entering into this Agreement. I have carefully reviewed this Agreement with the Board of Directors of Credit Suisse Services AG.

I have advised, and caused outside counsel for Credit Suisse Services AG to advise, the Board fully of Credit Suisse Services AG's rights, possible defenses, and the consequences of entering into this Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me to enter into this Agreement. I am also satisfied with counsel's representation in this matter.

I certify that as Head of Americas Litigation for UBS, I have been duly authorized by Credit Suisse Services AG to execute this Agreement on its behalf.

Date: May 5, 2025

Credit Suisse Services AG

By: Jaclyn Barnao
Jaclyn Barnao
UBS Head of Americas Litigation
Authorized Signatory for
Credit Suisse Services AG

CERTIFICATE OF COUNSEL

We are counsel for Credit Suisse Services AG in the matter covered by this Agreement. In connection with such representation, we have examined relevant Credit Suisse Services AG documents and have discussed this Agreement with the Board of Directors of Credit Suisse Services AG. Further, we have carefully reviewed every part of this Agreement with the Board of Directors and General Counsel of Credit Suisse Services AG. We have fully advised them of Credit Suisse Services's rights, possible defenses, and the consequences of entering into this Agreement.

The Board of Directors for Credit Suisse Services AG was duly convened on April 25, 2025, and by the resolution of such Board of Directors, Credit Suisse Services AG's representative has been duly authorized to enter into this Agreement on behalf of Credit Suisse Services AG. This Agreement has been duly and validly authorized, executed, and delivered on behalf of Credit Suisse Services AG and is a valid and binding obligation of Credit Suisse Services AG. To our knowledge, Credit Suisse Services AG's decision to enter into this Agreement is an informed and voluntary one.

Date: May 5, 2025

By: [signature]
Mark Filip
Nicolas Thompson
Kirkland & Ellis, LLP

Eric Stupp
Joel Fischer
Bär & Karrer AG
Counsel to Credit Suisse Services AG